Exhibit 99.1

News Release
For Immediate Release

SALLIE MAE APPOINTS NEW MEMBERS TO ITS BOARD OF DIRECTORS

Dr. Janaki Akella, Christopher T. Leech, and Shannon Watkins Bring Decades of Experience in Technology, Marketing, Operations, and Growth Strategy to the Board

NEWARK, Del., Nov. 16, 2023 — Sallie Mae® (Nasdaq: SLM), formally SLM Corporation, today announced the appointments of Dr. Janaki Akella, Christopher T. Leech, and Shannon Watkins to its board of directors, effective Jan. 2, 2024.

Dr. Akella adds significant experience in technology and growth strategy to the Board. She held various positions of increasing responsibility at Google, including Head of Digital Transformation, until March 2023. Prior to Google, Dr. Akella worked at McKinsey & Company serving as a partner advising clients across multiple industries on information technology and data strategy matters. Dr. Akella also currently serves on the board of directors of Southern Company. She earned her bachelor’s degree in engineering from the College of Engineering, Guindy, India, a master’s degree in electrical and computer engineering from Boston University, and a doctorate in electrical and computer engineering from Carnegie Mellon University.

Mr. Leech joins the Board with decades of experience in strategy, operational effectiveness, and risk management. He worked at McKinsey & Company from 1990 through August 2023, most recently serving as a Senior Partner. Mr. Leech held various leadership positions and advised financial services clients regarding strategy and financial, regulatory, and operational risk management. He earned a bachelor’s degree in mechanical engineering and master’s in industrial administration from Carnegie Mellon University.

Mrs. Watkins joins the Board with more than 20 years of experience in marketing and brand growth strategy across multiple industries. She currently serves as the Global Chief Marketing Officer for the Jordan Brand at Nike, Inc. Mrs. Watkins previously served as Chief Brand and Marketing Officer for Aflac and held various roles at The Coca Cola Company. She earned a bachelor’s degree in biology from Fisk University and an MBA from Indiana University.

“Dr. Akella, Mr. Leech, and Mrs. Watkins are each phenomenal leaders who will broaden the expertise, skills, and diversity of our Board,” said Carter Franke, Chair of the Board of Directors, Sallie Mae. “I look forward to working with each of them as we continue to deliver on our strategic priorities for our customers and our shareholders.”

For more information visit www.salliemae.com.

***
Sallie Mae (Nasdaq: SLM) believes education and life-long learning, in all forms, help people achieve great things. As the leader in private student lending, we provide financing and know-how to support access to college and offer products and resources to help customers make new goals and experiences, beyond college, happen. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

Contact:
Rick Castellano
302-451-2541
rick.castellano@salliemae.com